UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 9, 2017

VESTIN REALTY MORTGAGE II, INC.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

333-125121	61-1502451
(Commission File Number)	(IRS Employer Identification No.)
8880 W. SUNSET ROAD #200
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)

Registrant's telephone number, including area code:  (702) 227-0965
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders
On March 9, 2017, Vestin Realty Mortgage II, Inc. (the "Company") held an annual meeting of its stockholders. At the annual meeting, Daryl C Idler Jr. was reelected as a member of the Board of Directors until his successor is elected and qualified. There were 1,181,214 votes cast in favor of the reelection of Mr. Idler Jr. and 247,326 votes were withheld.
In connection with the Company's intent to voluntarily file for deregistration with the Securities and Exchange Commission ("SEC") and delist its common stock from the NASDAQ Capital Market, at the annual meeting, stockholders holding at least a majority of the outstanding shares of the Company's common stock, $0.0001 par value per share, also adopted and approved an amendment to the Company's articles of incorporation to effect a reverse stock split of the Company's issued and outstanding shares of common stock at a ratio of 1-for-1,000 (the "Reverse Stock Split"). The amendment was adopted and approved with 1,191,913 shares of common stock voting in favor of the Reverse Stock Split, 232,517 shares voting against the Reverse Stock Split, and 4,110 shares abstaining. The Company had 2,273,567 shares of the Company's common stock issued and outstanding as of the record date for the annual meeting.
As previously announced on March 8, 2017, the Company anticipates that it will file with the SEC a Form 25 relating to the delisting of its common stock on or about March 20, 2017, with the delisting of its common stock to be effective ten days thereafter. Accordingly, the Company expects that the last day of trading of its common stock on the Nasdaq Capital Market will be on or about March 30, 2017. On the effective date of the delisting, the Company plans to file a Form 15 to deregister its common shares under Section 12(g) of the Securities Exchange Act of 1934. Upon filing of the Form 15, the Company's obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately be suspended. The Company expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE II, INC.

Date: March 09, 2017	By:	/s/ Michael Shustek
Michael Shustek
Chief Executive Officer